Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-84356) on Form S-8 of Abaxis, Inc. of our report dated June 28, 2018, relating to the financial statement and the supplemental schedules, which  appears in this Annual Report on Form 11-K of the Abaxis 401(k) Plan for the year ended December 31, 2017.

/s/ BPM LLP

San Jose, California
June 28, 2018